EXHIBIT 10.51
AMENDED AND RESTATED
MANAGEMENT EMPLOYMENT AGREEMENT
The following agreement (hereinafter known as “Agreement”) is hereby entered into on June 17, 2008 between Steven M. Eisenstein (hereinafter known as “Employee”) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the “Company”), a Delaware corporation having its principal offices at 30 S. 17th Street, Philadelphia, PA 19103.
1.	DUTIES AND RESPONSIBILITIES

Employee agrees to hold the position of Vice President, interim Chief Financial Officer, Secretary and Corporate Controller and shall report to the President and Chief Executive Officer; provided, however, that at such time as the Company hires a permanent Chief Financial Officer other than the Employee, Employee’s position shall revert to Vice President and Corporate Controller and he shall report to the Chief Financial Officer.

2.	BEST EFFORTS

Employee agrees to devote his/her best efforts to his/her employment with the Company, on a full-time (no less than 40 hours/week) basis. He/She further agrees not to use the facilities, personnel or property of the Company for private business benefit.

3.	ETHICAL CONDUCT

Employee will conduct his or her self in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products, and business of the Company.

4.	TERM OF THE AGREEMENT

This Agreement will be effective upon full execution and will continue year to year unless terminated.

5.	COMPENSATION
a.	Salary shall be $150,000/year payable in equal installments as per the company’s payroll policy. Salary shall be considered on an annual basis and adjusted based on performance.
b.	Benefits shall be the standard benefits of the Company, as they shall exist from time to time.
c.	This position qualifies for the Executive Bonus Plan of the Company. For 2008, the Employee’s bonus target is 25% of his/her base salary if the Company meets its Board approved objectives for the year, and may be increased or decreased based on performance as per the 2008 bonus plan. The Employee will also be eligible to participate in the Executive Bonus Plan each year thereafter for the life of the Agreement at a level to be determined by the Compensation Committee of the Company’s Board of Directors.
d.	Employee will be entitled to a special bonus in an amount up to $25,000, payable upon the earlier of (i) the Company’s appointment of a permanent Chief Financial Officer or (ii) the date on which the Company’s Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2008 is filed with the Securities and Exchange Commission (the “SEC”), and a second special bonus in an amount up to $25,000 payable on the date on which the Company’s Report on Form 10-Q for the Fiscal Quarter Ended September 30, 2008 is filed with SEC if the Company has not appointed a permanent Chief Financial Officer by such date. The amount of any such special bonus payable to Employee will be determined by the Company’s President and Chief Executive Officer based on the extent to which Employee, in the discretion of the Company’s President and Chief Executive Officer, achieves the following performance goals: (A) timely filing of all reports required to be filed by the Company with the SEC; (B) timely completion of each material item required to be completed in connection with closing the Company’s books for a fiscal quarter; and (C) successful progress toward the integration of financial reporting and financial statement preparation for the Company and Covance Cardiac Safety Services, Inc. Any bonus payable pursuant to this Section 5(d) will be paid in a lump sum, subject to applicable withholding, within ten days after the bonus becomes payable.
e.	Employee is being granted incentive options to purchase 5,000 shares of the Company’s Common Stock on the date hereof, with an exercise price equal to the closing price of such Common Stock on the date hereof, with such options to vest in four equal consecutive annual installments commencing on the first anniversary hereof, all in accordance with the terms of the Company’s Amended and Restated 2003 Equity Incenetive Plan.

6.	NON-DISCLOSURE

Employee acknowledges that employment with the Company requires him/her to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, trade secrets and business methods and systems, which have been developed at great expense by the Company and which Employee recognizes to be unique assets of the Company’s business. Upon termination of employment for any reason, Employee agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Employee further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he/she will not disclose nor use in any manner, any confidential or proprietary material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company or required during the performance of his/her duties.
7.	BUSINESS INTERFERENCE; NONCOMPETITION
a.	During employment with the Company and for a period of one year (the “Restrictive Period”) thereafter (regardless of the reason for termination) Employee agrees he/she will not, directly or indirectly, in any way for his/her own account, as employee, stockholder, partner, or otherwise, or for the account of any other person, corporation, or entity: (i) request or cause any of the Company’s suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his/her relationship, contractual or otherwise, with the Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.
b.	The Employee agrees that, during the Restrictive Period, the Employee will not, directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is the same as or competitive with the business conducted by the Company in any state of the United States of America and in any foreign country in which any customer to whom the Company is providing services or technology is located.
8.	FORFEITURE FOR BREACH; INJUNCTIVE RELIEF
a.	Any breach of the covenants made in Sections 6 and 7 hereof shall result in the forfeiture of the Employee’s right to any and all payments which may be required to be made under this Agreement following such breach and shall relieve the Company of any obligation to make such payments.
b.	The Employee acknowledges that his/her compliance with the covenants in Sections 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Employee of the provisions of Section 6 or 7 hereof, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Employee agrees that, in the event of such violation or threatened violation by the Employee, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company.

c.	The rights and remedies of the Company as provided in this Section 8 shall be cumulative and concurrent and may be pursued separately, successively or together against Employee, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.
d.	The Employee agrees to reimburse the Company for any expenses incurred by it in enforcing the provisions of Sections 6 and 7 hereof if the Company prevails in that enforcement.
9.	INVENTIONS

Employee agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Employee agrees to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Employee further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed, shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery or improvement conceived, made or disclosed during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived or discovered during employment with the Company.

Employee acknowledges any discoveries, improvements and other inventions made prior to the date of initial employment with the Company or the date hereof, which have not been filed in the United States Patent Office, are attached on Exhibit A, which shall be executed by both the Employee and the Company.

10.	NO CURRENT CONFLICT

Employee hereby assures the Company that he/she is not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.

11.	TERM; TERMINATION AND TERMINATION BENEFITS
a.	Employment is “at will” which means that either the Company or Employee may terminate at any time, with or without cause or good reason, upon written notice given at least 30 days prior to termination.
b.	This Agreement shall terminate upon the death of the Employee. In addition, if, as a result of a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Company’s Board of Directors, can be expected to be permanent or to be of an indefinite duration and which renders the Employee unable to carry out the job responsibilities held by, or the tasks assigned to, the Employee immediately prior to the time the disabling condition was incurred, or which entitles the Employee to receive disability payments under any long-term disability insurance policy which covers the Employee for which the premiums are reimbursed by the Company (a “Disability”), the Employee shall have been absent from his/her duties hereunder on a full-time basis for 120 consecutive days, or 180 days during any twelve month period, and within thirty (30) days after written notice (which may occur before or after the end of such 120 or 180 day period) by the Company to Employee of the Company’s intent to terminate the Employee’s employment by reason of such Disability, the Employee shall not have returned to the performance of his/her duties hereunder, the Employee’s employment hereunder shall, without further notice, terminate at the end of said thirty-day notice.
c.	The Company may also terminate the Employee’s employment under this Agreement for Cause. For purposes of this Agreement the Company shall have “Cause” to terminate the Employee’s employment if the Employee, in the reasonable judgment of the Company, (i) fails to perform any reasonable directive of the Company that may be given from time to time for the conduct of the Company’s business; (ii) materially breaches any of his/her commitments, duties or obligations under this Agreement; (iii) embezzles or converts to his/her own use any funds of the Company or any business opportunity of the Company; (iv) destroys or converts to his/her own use any property of the Company, without the Company’s consent; (v) is convicted of, or indicted for, or enters a guilty plea or plea of no contest with respect to, a felony; (vi) is adjudicated an incompetent or (vii) violates any federal, state, local or other law applicable to the business of the Company or engages in any conduct which, in the reasonable judgment of the Company, is injurious to the business or interests of the Company. The Company must give the Employee written notice of the Employee’s breach under sections 11.c.(i.), 11.c.(ii) and 11.c.(vii) and an opportunity to cure within fifteen (15) days of such written notice. If the Employee fails to cure, the Company may terminate the Employee for Cause and shall give notice of termination to the Employee as required under Section 11.a.
d.	Upon any termination of this Agreement, the Company shall have no further obligation to Employee other than for annual salary and bonus earned through the date of termination, and no severance pay or other benefits of any kind shall be payable; provided, however, that in the event the Company terminates this Agreement other than for Cause or as a result of the death or Disability of the Employee, the Company shall provide to the Employee (i) severance equal to 25% of his/her then-current annual salary and applicable prorated bonus, based on 100% performance, payable in one lump sum in accordance with the Company’s policy and (ii) continuation of Benefits (as hereafter defined), subject to applicable benefit plan provisions, for three months.
e.	The term “Benefits” as utilized in this Section 11, shall mean standard health, dental, disability, life and accident insurance benefits, all of which are subject to any applicable premium co-pay, and car allowance.

12.	MISCELLANEOUS
a.	This Agreement and any disputes arising herefrom shall be governed by Pennsylvania law.
b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.
c.	This Agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter, including without limiting the generality of the foregoing the Agreement dated May 23, 2005 between Employee and the Company, which is being amended and restated hereby.
d.	The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party. A waiver by a party hereto in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement.
e.	Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, sent by certified mail, postage prepaid, or delivered by a nationally recognized overnight delivery service addressed, if to the Company at 30 S. 17th Street, 8th Floor, Philadelphia, PA 19103 Attn: President and if to the Employee, at the address of his/her personal residence as maintained in the Company’s records.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement the day and year first above written.

For Employee:	For the Company:

/s/ Steven M. Eisenstein	By:	/s/ Michael J. McKelvey
Steven M. Eisenstein		Michael J. McKelvey, President and Chief Executive Officer

7